Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Post-Effective Amendment No. 1 to Form S-3) and related Prospectus of Robbins & Myers, Inc. and Subsidiaries for the registration of common shares, without par value, and to the incorporation by reference therein of our reports dated October 26, 2009, with respect to the consolidated financial statements and schedule of Robbins & Myers, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Robbins & Myers, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended August 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Dayton, Ohio
October 26, 2009